EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT
                                      AMONG
                         COMMUNITY CARE SERVICES, INC.,
                                    AS BUYER
                                       AND
                          DONALD FARGNOLI, LOUIS ROCCO
                              AND SAVERIO D. BURDI,
                                   AS SELLERS

                                  MAY 10, 1997

                            STOCK PURCHASE AGREEMENT
                                      AMONG
                         COMMUNITY CARE SERVICES, INC.,
                                    AS BUYER
                                       AND
               DONALD FARGNOLI, LOUIS ROCCO AND SAVERIO D. BURDI,
                                   AS SELLERS


                                TABLE OF CONTENTS

Page
----
Preliminary Statement .....................................................    1

ARTICLE 1 CERTAIN DEFINITIONS .............................................    1

ARTICLE 2 SALE AND PURCHASE OF SHARES .....................................    5
2.1 Shares to be Acquired .................................................    5
2.2 Purchase Price ........................................................    5

ARTICLE 3 CERTAIN SPECIFIC MATTERS RELATING TO EMPLOYMENT,
NON-COMPETITION, APPOINTMENTS OF SELLERS AND PURCHASE
SHARES ....................................................................    6
3.1 Employment Agreements .................................................    6
3.2 Employment Agreements with Sellers ....................................    6
3.3 Appointments of Sellers ...............................................    6
3.4 Tag Along Rights ......................................................    6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER ........................    7
4.1 Representations Regarding the Company and the Shares ..................    7
4.2 Compliance with Law ...................................................    8
4.3 Authority and Compliance ..............................................    8
4.4 Inventory, Machinery, Equipment and Other Property ....................    9
4.5 Contracts .............................................................   11
4.6 Facilities ............................................................   12
4.7 Legal Proceedings, Etc ................................................   12
4.8 Substantial Clients ...................................................   13
4.9 Substantial Suppliers .................................................   14
4.10 No Finder ............................................................   14
4.11 Absence of Certain Events ............................................   14
4.12 Dating of Schedules ..................................................   15
4.13 Delivery of Documents ................................................   15
4.14 Taxes ................................................................   15
4.15 Officers and Directors ...............................................   15

4.16 Bank Accounts ........................................................   16
4.17 Business Operations ..................................................   16
4.18 Contracts and Agreement with Sellers .................................   17
4.19 Financial Statements .................................................   17
4.20 Compliance with ERISA ................................................   18
4.21 Authority ............................................................   19
4.22 Relationships ........................................................   19
4.23 No Omissions or Untrue Statements ....................................   20
4.24 Medicare, Medicaid and Other Third Party Payors ......................   20
4.25 Company Employees ....................................................   21
4.26 Labor Relations ......................................................   22
4.27 WARN Act .............................................................   22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER .........................   22
5.1  Organization and Good Standing........................................   22
5.2  Compliance with Law...................................................   23
5.3  Authority and Compliance..............................................   23
5.4  No Finder.............................................................   24
5.5  Legal Proceedings, Etc................................................   24
5.6  No Omissions or Untrue Statements.....................................   24
5.7  Absence of Certain Events.............................................   25
5.8  Taxes ................................................................   26
5.9  Business Operations...................................................   26
5.10 Medicare, Medicaid and Other Third-Party Payors.......................   27
5.11 Labor Relations.......................................................   28

ARTICLE 6 CLOSING PROCEDURES...............................................   29
6.1  Closing ..............................................................   29
6.2  Closing Deliveries of Sellers.........................................   29
6.3  Closing Deliveries of Buyer...........................................   30

ARTICLE 7 ENVIRONMENTAL MATTERS............................................   31
7.1  Definitions...........................................................   31
7.2  Environmental Representations and Warranties..........................   32
7.3  Application of Article 9..............................................   33

ARTICLE 8 CERTAIN COVENANTS OF THE PARTIES
8.1  Third Party Consents..................................................   33
8.2  Medicare and Medicaid Reporting.......................................   33
8.3  Cooperation...........................................................   34
8.4  Confidentiality.......................................................   34
8.5  Insurance.............................................................   34
8.6  Automobile............................................................   34

                                      -ii-

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                           TABLE OF CONTENTS (cont'd)

ARTICLE 9 INDEMNIFICATION..................................................   35
9.1  Indemnification of Buyer..............................................   35
9.2  Indemnification of Sellers............................................   35
9.3  Indemnification Procedures Involving
       Only Sellers and Buyer..............................................   36
9.4  Certain Procedures Regarding
       Indemnification of Third Party Claims, Etc..........................   37
9.5  Limitations on Indemnification........................................   37
9.6  Application of Notes..................................................   40

ARTICLE 10 MISCELLANEOUS MATTERS...........................................   40
10.1  Survival of Representations and Warranties...........................   40
10.2  Further Assurances; Access to Records................................   40
10.3  Mail.................................................................   40
10.4  Changes, Waivers.....................................................   40
10.5  Expenses, Etc........................................................   41
10.6  Counterparts.........................................................   41
10.7  Contents of Agreement; Parties in Interest;
       Assignment, Etc.....................................................   41
10.8  Conflict with Related Agreements.....................................   42
10.9  Dispute Resolution...................................................   42
10.10 Receipt of Monies or Other Assets    ................................   43
10.11 Section Headings and Gender..........................................   43
10.12 Schedules............................................................   43
10.13 Notices..............................................................   43
10.14 Governing Law........................................................   44

SCHEDULES

EXHIBITS

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated May 10, 1997, among COMMUNITY CARE SERVICES, INC., a New York corporation ("Buyer") and DONALD FARGNOLI ("Fargnoli"), LOUIS ROCCO ("Rocco") and SAVERIO D. BURDI ("Burdi") (Fargnoli, Rocco and Burdi are collectively referred to herein as "Sellers").

                              Preliminary Statement

     WHEREAS, Sellers own Fifty Two and one-half (52.5) shares of the issued and outstanding capital stock, par value $10.00 per share (the "Shares"), of METROPOLITAN RESPIRATOR SERVICE, INC. D/B/A METROPOLITAN HOME CARE SERVICE, a New York corporation (the "Company");

     WHEREAS, Sellers wish to sell and Buyer wishes to buy the Shares; and

     WHEREAS, Sellers and Buyer desire to provide for an orderly transition of the Company from Sellers to Buyer and for other arrangements ancillary to the purchase and sale of the Shares.

     NOW, THEREFORE, in consideration of the premises and mutual and dependent promises set forth herein, the parties hereto agree as follows:

ARTICLE 1 CERTAIN DEFINITIONS.

     The following defined terms shall have the following meanings:

     1.1 "Affiliate" means, with respect to the Company, Sellers or Buyer, another corporation, partnership, joint venture, other entity of any type or individual that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company or Buyer, respectively, other than Grand Avenue Associates.

     1.2 "Agreement" means this Agreement, as the same may be extended, modified, supplemented or terminated from time to time.

     1.3 "Business" means the business of providing home health care products conducted by the Company as of the date hereof.

     1.4 "Company" has the meaning set forth in the Preliminary Statement to this Agreement.

     1.5 "Copyrights" means all copyrights, domestic or foreign, whether registered or unregistered, owned or controlled by Seller relating to the Business, and all materials and matter (and, if in writing, shall include any machine-readable forms) to which such copyrights relate.

     1.6 "Employee Benefit Plan" shall have the meaning set forth in Section 3(3) of ERISA.

     1.7 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     1.8 "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Internal Revenue Code, as amended from time to time.

     1.9 "Facilities" means the office and warehouse space leased by the Company at 3847-89 Boston Road, Bronx, NY 10466, 3855 Boston Road, Bronx, New York 10466, 3820 Boston Road, Bronx, New York 10466 and 79 Forest Avenue, Glen Clove, New York.

     1.10 "Financial Statements" has the meaning set forth in Section 4.19 hereto.

     1.11 "Governmental Rights" means all governmental permits, easements, rights and other authorizations related to the Business owned or controlled by the Company.

     1.12 "Indemnitee" means a party asserting a claim for indemnification under
Article 9 hereof.

     1.13 "Indemnitor" means the party from whom indemnification is sought under
Article 9 hereof.

     1.14 "Leases" means the leases for the Facilities as set forth on Schedule
1.14 hereto.

     1.15 "March 31 Compilation" means the financial statements of the Company as of March 31, 1997.

     1.16 "Material" means (i) with respect to contracts, commitments and agreements of a party, those contracts, commitments and agreements under which a party's undischarged obligations exceed

Ten Thousand Dollars ($10,000), (ii) with respect to other liabilities of a party, those liabilities and obligations under which a party's liability or potential liability exceeds Ten Thousand Dollars ($10,000) and (iii) with respect to the assets of a party, those assets having a value in excess of Ten Thousand Dollars ($10,000).

     1.17 "Notes" has the meaning set forth in Section 2.2(b) hereof.

     1.18 "Notice Date" has the meaning set forth in Section 9.3(a) hereof.

     1.19 "Operational Matters" means any and all matters directly or indirectly related to the operation of the Business, not including regulatory matters, tax assessments owed by the Company (including matters relating to Employee Benefits Plans), or any other matters relating to events prior to the Closing which results in litigation against Buyer or the Company.

     1.20 "Outstanding Debt" means the Company's current outstanding line of credit in the amount of $800,000 from Merrill Lynch, bearing interest at the rate of prime plus one percent% per annum.

     1.21 "Patents" means all United States and foreign patents and patent applications (and any patents issuing therefrom), together with any extensions, reissues, renewals, divisions, continuations or continuations in part thereof and any foreign equivalents of any of the foregoing.

     1.22 "Prince" means Jack Prince.

     1.23 "Products" means the medical supplies and equipment offered for sale or rent to the clients of the Company, as set forth as Schedule 1.23 hereto.

     1.24 "Programs" has the meaning set forth in Section 4.24(a).

     1.25 "Purchase Price" means the aggregate amount to be paid by Buyer to Sellers for the Shares, as set forth in Section 2.2 hereof.

     1.26 "Related Agreements" means

          (a) the stock powers provided for in Section 6.2, below;

          (b) the Employment Agreements to be executed by Sellers provided for in Section 3.1, below;

          (c) the Non-Competition Agreements to be executed by Sellers provided for in Section 3.2, below;

          (d) the Convertible Promissory Notes provided for in Section 2.2(b), below;

          (e) The Escrow Agreement to be executed by Burdi and Nordlicht & Hand, as escrow agent, provided for in Section 2.2(c) below; and

          (f) all other instruments, agreements and documents to be executed and delivered at Closing by Sellers, Buyer or their Affiliates and which are referred to in this Agreement.

     1.27 "Shares" has the meaning set forth in the Preliminary Statement of this Agreement.

     1.28 "Stockholders Agreement" means the Agreement among Harold Raskin, Rocco, Fargnoli and the Company dated October 20, 1981.

     1.29 "Trade Secrets" means any and all information developed by or for and/or owned or controlled by the Company at the Closing, including but not limited to any data processing or research; compilations; programs; methods; ideas; inventions; discoveries; know-how; show-how; improvements; procedures; results; designs; product ordering, handling, storage and distribution systems; products components or composition; product quality and sanitary or cleanliness protocols and specifications; sales, marketing or client service manuals or methods; client and prospective client lists, requirements and preferences, purchase and credit information, and other client and prospective client data; supplier and distributor lists, terms, ordering and other supplier and distributor data; business files, records, plans, notebooks, quality and sanitary control data, books and publications, and other business information; computer programs and data.

     1.30 "Trademarks" includes all U.S. and foreign trademarks, tradenames, or service marks, whether registered, under application or in common law, or with respect to which an Intent to Use filing has been made as of the Closing Date (collectively, the "Trademarks").

ARTICLE 2 SALE AND PURCHASE OF SHARES.

     Subject to the terms and conditions and on the basis of and in reliance on the representations, warranties, obligations and agreements set forth in this Agreement, the parties agree as follows:

     2.1 Shares to be Acquired. At the Closing, Sellers shall sell, assign, transfer and convey, and Buyer shall purchase and accept, the Shares, free and clear of any liens, claims or encumbrances of any kind.

     2.2 Purchase Price. The Purchase Price for the Shares is Five Million Eight Hundred Thirty Eight Thousand Dollars ($5,838,000). The Purchase Price shall be paid by Buyer as follows:

          (a) Two Million Eight Hundred Thousand Dollars ($2,800,000), payable by certified check, to be divided among Sellers as set forth on Schedule 2.2(a) hereto;

          (b) Two Million Seven Hundred Eighty Nine Thousand Twenty-Eight Dollars ($2,789,028) issued to Fargnoli and Rocco payable pursuant to Non-Negotiable Convertible Promissory Notes in the form of Exhibit 2.2(b) attached hereto (the "Notes").

          (c) Sixty Two Thousand Two Hundred Forty Three (62,243) shares of Buyer's common stock, par value $.01 per share (the "Purchase Shares") to Burdi, Seventeen Thousand Eight Hundred Forty Two (17,842) of such shares to be deposited in escrow pursuant to the Escrow Agreement, it being understood that (i) the Purchase Shares shall be "restricted securities", as such term is defined under rule 144 promulgated under the Securities Act of 1933, as amended, and shall be subjected to all restrictions imposed by law on restricted securities, (ii) may not be sold, gifted, pledged, hypothecated or otherwise transferred for a period of two years, unless otherwise permitted as provided herein and (iii) the Purchase Shares placed into escrow shall immediately be released from escrow if Buyer sells Fifty One percent (51%) or more of the Company's outstanding capital stock or sells substantially all of the assets of the Company.

ARTICLE 3  CERTAIN SPECIFIC MATTERS RELATING TO EMPLOYMENT,
           NON-COMPETITION, APPOINTMENTS OF SELLERS AND PURCHASE SHARES.

     3.1 Employment Agreements. Upon the execution of this Agreement, Buyer will enter into three year Employment Agreements with each Seller, substantially in the forms attached as Exhibit 3.1 hereto.

     3.2 Non-Competition Agreements With Sellers. Upon the execution of this Agreement, each Seller shall deliver to Buyer a Non-Competition Agreement, substantially in the forms attached as Exhibit 3.2 hereto, for a period equal to the greater of (i) four years or (ii) the duration of each Seller's Employment Agreement plus one year.

     3.3 Appointments of Sellers. After Closing, Buyer shall use its best efforts to cause Fargnoli to be appointed or elected to Buyer's Board of Directors for at least a period of two years following the Closing, including listing Fargnoli on the slate of candidates for election to the Board of Directors proposed by Buyer's Management. Rocco and Burdi will be permitted by Buyer to attend meetings of Buyer's Board of Directors for a period of twenty-four (24) months following the Closing, subject to their delivery of written agreements to treat all matters discussed by the Board in their presence as highly confidential information, such agreements to be substantially in the forms attached as Exhibit 3.3 hereto. Buyer will also cause (i) Rocco, Fargnoli and Burdi to be appointed or elected as the Company's President, Vice President and Secretary, respectively, and (ii) each of the Sellers to be elected to the Company's Board of Directors for so long as such individuals are employed by Buyer.

     3.4 Tag Along Rights. In the event Buyer conducts a secondary public offering, Burdi and, to the extent provided in the Notes are converted, Fargnoli and/or Rocco, shall have the opportunity to sell the Purchase Shares and the shares issued upon the conversion of the Notes in such offering to the same extent and in proportion to the rights that the other executive officers of Buyer and Dean Sloan (collectively, with Sellers, the "Executives") have to include their own shares of Buyer's common stock in the offering, subject to the approval of the underwriter(s) of such offering, if any. If the underwriter(s) determine that all of the stock which Executives wish to sell in the offering cannot be sold, the amount of shares which each individual officer may include in the offering shall be determined by multiplying (a) the total number of shares owned by the Executives as a group, which the underwriter(s) will allow to be included in the offering by (b) a fraction, the numerator of which is the number of shares an individual Executive desired to have included in the offering and the denominator of which is the total number of shares which the Executive as a group, desired to have included in the offering. For example, assume that the Executives as a group, desired to include 500,000 shares in the offering, of which 100,000 shares were owned by Officer X. Assume further that the underwriter(s) will permit the Executives as a group, to sell only 300,000 shares in the offering. The number of shares which Executives may sell in the offering shall be 60,000, determined by multiplying 300,000 by 100,000 over 500,000.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS.

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby represent and warrant to Buyer that as of the date of this Agreement:

     4.1 Representations Regarding the Company and the Shares.

          (a) Subsidiaries. Except as set forth an Schedule 4.1(a), the Company has no subsidiaries and does not own stock or any other interest in or directly or indirectly control any corporation, association or business entity. The Company is not a party to any joint venture or partnership agreement.

          (b) Capitalization. The aggregate number of shares which the Company is authorized to issue is Two Thousand (2,000) shares of common stock, par value Ten Dollars ($10.00) per share, of which Seventy Seven and one-half (77.5) shares are issued, presently outstanding, Fifty Two and one-half (52.5) of which are owned by Sellers in the amounts set forth on Schedule 4.1(b) hereto. The Company has no authorized capital stock except for the common stock and there are no shares of capital stock reserved for issuance. All of the Shares have been validly issued and are fully paid and non-assessable. The Company has no outstanding subscriptions, contracts, options, warrants, or other obligations (including conversion or preemptive rights) to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any of its capital stock. The sale of the Shares to Buyer will not give rise to any rights of first refusal of any person or entity. Except for Prince, no person or entity other than Sellers owns or has any interest in the capital stock of the Company. Sellers own the Shares free and clear of any encumbrances, pledges, security interests, liens, charges, claims, equities and options of whatever nature and have the full right and authority to transfer the Shares to Buyer. The Shares are not subject to any agreement, commitments or restrictions with respect to their transferability. Upon transfer of the Shares to Buyer, Buyer shall receive title to the Shares free and clear of all encumbrances, pledges, security interests, liens, charges, claims, equities and options of whatever nature.

          (c) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to conduct business and is in good standing in each of the jurisdictions in which it conducts business where the failure to be so qualified would have a material adverse effect on the Company or the Business.

          (d) Charter, By-Laws, Minutes. True, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect, and the Company's minute book, stock ledger and stock transfer register have been provided by Sellers to Buyer.

     4.2 Compliance with Law. Except as set forth on Schedule 4.2 hereto, there are no authorizations, including those of any governmental authority, court or regulatory body, that are required to be obtained by Sellers or the Company in order to permit Sellers to execute and deliver and consummate and perform the transactions contemplated by this Agreement and the Related Agreements to which all or any one or more of the Sellers is a party, it being understood that Buyer has agreed that no such authorization is required to be obtained from Medicare or Medicaid, other than a notification of the change of ownership of the Company, which notification will be made by Buyer.

     4.3 Authority and Compliance.

          (a) The Company has all requisite corporate power and authority to own or lease the assets used in the Business.

          (b) Each Seller has the unencumbered right to execute and deliver this Agreement and the Related Agreements to which each is a party and to perform the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements constitutes a legal, valid and binding obligation of each Seller enforceable against each of them in accordance with its terms, except that
     (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) The execution and the delivery of this Agreement and the Related Agreements to which each of the Sellers is a party and the consummation and performance by Sellers of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of the Company; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Sellers, the Company or any of their Affiliates is a party or by which Sellers, the Company or any of their Affiliates is bound, or (iii) give any third party the right under any instrument, agreement, mortgage, judgment, order, award or decree to terminate, modify or otherwise change the rights or obligations of all or any one or more of the Sellers or the Company under such instrument, agreement, mortgage, judgment, order, award or decree.

     4.4 Inventory, Machinery, Equipment and other Property.

          (a) Schedule 4.4(a) sets forth a list of the Material machinery, medical and other equipment, warehouse and office furniture, computer hardware and software and vehicles owned by the Company. The Company owns such property free and clear of all liens, claims and encumbrances of any kind whatsoever and no other person or entity has any rights to any of such property.

          (b) Seller makes no representation as to the condition of the Company's machinery and equipment, warehouse and office furniture, computer hardware and vehicles, such assets being sold as is.

          (c) Schedule 4.4(c) sets forth a list of Material leases of tangible personal property to which the Company is a party. The Company and Sellers have not received any notice of cancellation or termination of any such lease, or of the exercise or non-exercise of any option or right reserved to the lessor of any such lease. The Company has not received written notice of any default in the performance of any term of such lease, and Sellers have no knowledge of any event which has occurred which, with notice or lapse of time or both, would constitute a default by the Company under any such lease. To Sellers knowledge, without further inquiry, the transactions contemplated by this Agreement do not constitute and shall not trigger a default under any such lease, except for the Company's agreement with Blue Cross/Blue Shield of Connecticut, which requires five days advance notice of any change in ownership (the "BC/BS Connecticut Agreement"), it being understood that Sellers will have no liability to Buyer for failing to deliver such notice.

          (d) Schedule 4.4(d) lists the Company's inventory of Material Products and supplies, including packing materials, pallets and other shipping and handling materials.

          (e) The Company does not own, license or use any Patents.

          (f) The Company does not own, license or use any Trademarks.

          (g) The Company does not own, license or use any registered
     Copyrights.

          (h) Neither any of the Sellers, nor the Company are aware of any claim that the Company has infringed the patent or other proprietary or intellectual rights of any other person. The Company has not received any written notification that it is subject to any outstanding order, judgment or decree of any court or administrative agency, and has not entered into any stipulation or agreement, restricting the Company's use of any Patents, Trademarks, Trade Secrets or Copyrights.

          (i) Schedule 4.4(i) lists the Company's accounts receivable. Sellers expressly do not make any representation regarding the collectablity of any account receivable.

          (j) Schedule 4.4(j) sets forth lists of (i) substantially all of the patients serviced by the Company, (ii) personnel records of the Company (including descriptions of both hard and electronic copies) and (iii) all corporate records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records and computer software.

     4.5 Contracts.

          (a) Schedule 4.5 lists all of the Company's Material contracts, including, without limitation:

               (i) all Material contracts for the purchase, sale or lease of real property;

               (ii) all Material contracts for the lease or sublease of tangible personal property;

               (iii) all Material contracts for the purchase or sale of Inventory, commodities, merchandise, other materials or tangible personal property;

               (iv) all Material contracts for the furnishing or receipt of services or sale or lease of products;

               (v) all Material supplier, distributor dealer, manufacturer's representative, sales agency or advertiser agreements;

               (vi) all Material customer contracts;

               (vii) all Material contracts relating to the Patents, Trademarks, Copyrights, Trade Secrets or other proprietary or intellectual property to which the Company is a party and

               (viii) all other Material contracts, whether or not made in the ordinary course of business, which affects the Company.

          (b) To Sellers knowledge, without undertaking any inquiry: (i) all contracts set forth in Schedule 4.5 are in full force and effect, and are legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms, except where (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (b) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) the Company is not now in default in the performance of any term of any such contract, and no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company under any such contract (except with respect to the failure to give notice required under the BC/BS Connecticut Agreement) and (iii) the transactions contemplated by this Agreement do not constitute and shall not trigger a default under any such contract which would have a material adverse effect on the Company.

          (c) The suppliers, distributors and representatives that are parties to the contracts listed on Schedule 4.5 constitute substantially all suppliers, distributors and representatives being used by the Company. Within the last twelve (12) months, the Company has not made any claims against or initiated any disputes with any such supplier, distributor or representative and has not received notice of any claim or dispute with Seller or the Company from any such supplier, distributor or representative.

          (d) The sale of the Shares to Buyer will not constitute an assignment under any contract listed on Schedules 4.4(c) and 4.5 which would require the consent of the other party to the contract, except the BC/BS Connecticut Agreement.

     4.6 Facilities.

          (a) In the last five years, all of the Company's activities have been conducted at the Facilities.

          (b) The Company has not received written notice that the operations of the Business as currently conducted by the Company do not comply in all material respects with the terms of the Leases, all applicable federal, State and local laws, regulations and ordinances, including but not limited to the Americans with Disabilities Act, and any equivalent applicable State or local laws, regulations and ordinances, all Environmental Laws (as defined in Section 9.1(c)), and all applicable zoning regulations and building and fire codes.

     4.7 Legal Proceedings, Etc.

          (a) Except as set forth on Schedule 4.7(a) hereto, there are no claims or actions pending or, threatened in writing against the Company or Sellers before any court, governmental authority, or arbitrator (i) pertaining to the Company or involving the Shares or the assets of the Company or (ii) which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by the Sellers pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against the Company or any of the Sellers, would have a material adverse effect upon the ability of the Sellers to carry out their obligations under this Agreement or any of the Related Agreements or would have a material adverse effect on the Company or the Business. Neither the Company nor any of the Sellers (with respect to the operation of the Business) is subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency.

          (b) The Company and Sellers have not received written notice of any claim for any action or proceeding, against the Company (or any officer, director, employee, agent of the Company) or any Seller arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act).

          (c) Neither the Company nor the Sellers have made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging current business or patients with, to or for the Company, which action could have a material adverse effect on the Business. None of the Company's current contracts and no current activity of the Company or Sellers violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Company's current contracts and no current activity of the Company or Sellers violates provisions of applicable state law relating to the corporate practice of medicine in any material respect.

     4.8 Substantial Clients. Listed on Schedule 4.8 are the Company's ten largest clients during the twelve-month periods ended December 31, 1995 and December 31, 1996, as well as the dollar amount for which each such client was invoiced during such period. Regarding the clients set forth in Schedule 4.8 for the twelve-month period ended December 31, 1996, the Company and Sellers have not received any notice from any of such clients, that such client will cease to purchase or materially decrease its purchases.

     4.9 Substantial Suppliers. Listed on Schedule 4.9 are the Company's ten largest suppliers for the twelve-month period ending March 31, 1997, as well as the dollar amount of goods and services purchased from each such supplier during such period. The Company and Sellers have not received any notice from any of such suppliers that such supplier will cease to sell goods or services to Buyer on terms and conditions similar to those imposed on prior sales to the Company, or have given any written complaint to the Company or Sellers.

     4.10 No Finder. None of the Sellers has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement, except to Wade Wilson, which will be paid by Buyer in the form of a Convertible Non-Negotiable Promissory Note convertible into 125,000 shares of Buyer's common stock.

     4.11 Absence of Certain Events. To Sellers' knowledge without undertaking any inquiry, since December 31, 1996, the Company has not, other than in the ordinary course of business consistent with past practices:

          (a) incurred or discharged any liabilities;

          (b) except as required in connection with the transactions contemplated by this Agreement, transferred any of its assets or properties;

          (c) subjected any of the assets of the Company to any encumbrance;

          (d) made or suffered any amendment or termination of any Material contract (excluding real property leases for the Company's facilities in The Bronx, New York, which have expired pursuant to their terms), or waived any Material debts, claims or rights, including intellectual property rights;

          (e) suffered any Material damage to its tangible assets, destruction or casualty loss;

          (f) suffered any labor trouble involving any union or other group of employees or suffered the loss of any key employee;

          (g) increased the salaries, benefits or other compensation of, or made any advance or loan to, any of its officers or employees of the Company, except as set forth on Schedule 4.11(g);

          (h) made any capital expenditure or capital addition or betterment (including any capitalized lease transaction);

          (i) changed any of the accounting practices followed by it, except as set forth on Schedule 4.11(i);

          (j) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (i) above or

          (k) suffered any change to its business which, either individually or in the aggregate, had or will have a material adverse effect on the Company's financial condition.

     4.12 Dating of Schedules. The information set forth in the Schedules attached hereto is true and complete as of the date specified on the first page of each Schedule, provided that if no date is specified on a schedule, it is true and correct as of the date hereof.

     4.13 Delivery of Documents. Sellers have delivered or made available to Buyer true, correct and complete copies of all Material documents, including all amendments, supplements or modifications thereof or waivers currently in effect thereunder, described in any Schedule to any Section of this Agreement unless otherwise expressly provided in any such Schedule.

     4.14 Taxes. The Company has timely filed all local, state and federal tax returns required to be filed by it as of the date of this Agreement and has paid all taxes shown as due on such tax returns.

     4.15 Officers and Directors. The officers and directors of the Company are as follows:

          Officers
          --------
          Donald Fargnoli      President
          Louis Rocco          Vice President and Secretary
          Jack Prince          Vice President and Treasurer

          Directors
          ---------
          Donald Fargnoli
          Louis Rocco
          Jack Prince

     4.16 Bank Accounts. Schedule 4.16 hereof sets forth a list of all bank accounts, money market accounts and safety deposit boxes of Company, together with a description of the authorized signatories for such accounts. All the Company's cash and cash equivalents are maintained in the aforesaid accounts and boxes, and nowhere else.

     4.17 Business Operations.

          (a) To Sellers' knowledge, without undertaking inquiry, the Company has all permits, licenses and other authorizations necessary for the operation of the Business as currently conducted, copies of which are annexed hereto as Schedule 4.17(a). To Sellers' knowledge without undertaking any inquiry, the Business is currently conducted in compliance with all applicable laws, rules and regulations, and all applicable statements and reports required to be filed by law as to which the Business is currently subject have been filed by the Company. The Company is not in violation of any applicable federal, State or local laws, rules or regulations, which singly or in the aggregate would have a material adverse effect on the Business or the Company. To Sellers' knowledge, without undertaking any inquiry, the Company currently conforms with all policies, procedures, contracts, laws, rules and regulations with respect to reimbursement from any source, including governmental sources (including without limitation Medicare and Medicaid), third party payors and individual payors. Neither the Company nor any one or more of the Sellers has made any payment or other inducement to any individual or entity in return for buying, leasing or renting, using or ordering Products or Services from the Company, or in return for referring or influencing another individual or entity to buy, lease or rent, use or order Products or services from the Company, which arrangement is in effect on the date hereof. Neither the Company nor any one or more of the Sellers has received any payment or other inducement from any individual or entity in return for buying, leasing or renting, using or ordering products or services from any health care provider or in return for referring or influencing another individual or entity to buy, lease or rent, use or order products or services from any health care provider, which arrangement is in effect on the date hereof.

          (b) To Sellers' knowledge and without undertaking any inquiry, (i) each employee of the Company who the Company employs as a licensed respiratory therapist has all licenses and permits required for each such employee to perform such employee's designated functions and duties for the Company in connection with conducting the Business, and there exists no waivers or exemptions relating thereto and (ii) there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such licenses and permits.

          (c) The Company is duly accredited by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") to operate and conduct the Business.

     4.18 Contracts and Agreements With Sellers. With respect to the Company, none of the Sellers is a party to any (a) lease of real or personal property;
(b) royalty, distribution, agency or license agreement; (c) contract or employment agreement with any officer, employee, professional personnel, or firm or independent contractor providing services or Products to or receiving services or Products from, the Company; (d) agreement guaranteeing the payment or performance of the obligations of others; (e) vendor contract or agreement;
(f) commitment, contract or agreement requiring the services of or Products of the Company for which a prepayment or advance has been made; (g) commitment or agreement with any party for the sale of all or any part of the Shares or assets of the Company (except as set forth in this Agreement) or (h) any other contract, commitment or agreement extending by their terms beyond the date hereof.

     4.19 Financial Statements.

          (a) Audited financial statements of the Company as of December 31, 1996, including the balance sheet of the Company as of such date, have been previously provided to Buyer by Sellers (the "Financial Statements"). To Sellers' knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles, are true, complete and correct and fairly present the financial position of the Company as of their respective dates and the results of operations for their respective year and periods then ended. As of December 31, 1996, the Company did not have any Material liabilities, absolute, accrued, contingent or otherwise, except as reflected in the Financial Statements or on the Schedules hereto, and at the Closing Date there will be no other Material liabilities relating to the Business except those incurred since December 31, 1996 in the ordinary course of business. Except as stated on the Financial Statements or set forth in Schedule 4.5, the Company has no obligations of future performance due after the Closing Date under Material contracts, Material open purchase orders, Material leases, Material licenses and other Material agreements.

          (b) As of the Closing, the Company shall have no Material liabilities, accrued, contingent or otherwise, except as set forth in Section 4.19(a), above, or the March 31 Compilation or as set forth on Schedule 4.19(b).

     4.20 Compliance with ERISA.

          (a) The employee benefit plans set forth in Schedule 4.20 (a) are the only Employee Benefit Plans, programs, arrangements or practices which the Company and its ERISA Affiliates maintain or contribute (the "Plans"). The Company and its ERISA Affiliates are not parties to any Multiemployer Plan (as defined under ERISA ss. 3(37)). The Company and its ERISA Affiliates have no obligation to create any additional such plan or to amend any Plan so as to increase benefits thereunder.

          (b) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code of 1986, as amended (the "Code") relating to Employee Benefit Plans, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any lien, charge, claim or encumbrance (a "Lien") on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or Section 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate material. Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend. There is no pending, or to the knowledge of the Sellers, threatened or anticipated claims involving any of the Plans other than claims for benefits in the ordinary course.

          (c) The present value of the aggregate benefit liabilities under each of the Plans, determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000 in the aggregate for all Plans. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meanings specified in Section 3 of ERISA.

          (d) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans.

          (e) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not material.

          (f) The execution and delivery of this Agreement and the Related Agreements and the performance and consummation of the transactions contemplated hereby and thereby will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A) through
     Section 4975(c)(1)(D), inclusive, of the Code. There have been no prohibited transactions within the meaning of Section 406 and 407 of ERISA or Section 4975 of the Code that could result in penalties, taxes or liabilities.

          (g) Neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA.

     4.21 Authority. Sellers, singly and jointly, have full power and authority to execute and deliver this Agreement and the Related Agreements to which they are parties and to consummate the transactions contemplated hereunder and thereunder.

     4.22 Relationships. None of Sellers nor any of their immediate family (including spouses, lineal descendants, parents and siblings) owns directly or indirectly any interest in any supplier, customer, lessor or distributor of the Company, nor any interest in any party that has entered into a contract, commitment or understanding with the Company (other than interests of less than five percent in companies whose stock is publicly traded).

     4.23 No Omissions or Untrue Statements. To each Sellers' knowledge, without having made any investigation, no representation or warranty made by the other Sellers in this Agreement (including the Exhibits and Schedules hereto) or in any Certificate or other instrument furnished by any Seller to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading and which would have a material adverse effect on the Company.

     4.24 Medicare, Medicaid and Other Third-Party Payors.

          (a) The Company participates in the Medicare and Medicaid Programs (collectively, the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts and other documentation evidencing such participation (collectively, the "Program Agreements") are included in
     Schedule 4.5 attached hereto. To Sellers' knowledge, without undertaking any inquiry, the Company is in compliance in all material respects with all of the terms, conditions and provisions of the Program Agreements.

          (b) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either the Company any of the Sellers. There are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements with respect to the Programs. The Company has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has either the Company or any of the Sellers received written notice of any pending or threatened decertification or other loss of participation in any of the Programs.

          (c) The Company currently has contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contract(s) and other third party payor contract(s) are included in
     Schedule 4.5 attached hereto. The Company is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts, except for the failure to give notice required under the BC/BS Connecticut Agreement.

          (d) All liabilities and contractual adjustments of the Company under any third party payor or reimbursement programs in excess of Twenty-Five Thousand Dollars ($25,000) individually have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, the Company suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer or the Company relating to the periods on or prior to the Closing, then the Sellers shall immediately pay to the Company the amounts so offset in excess of Twenty-Five Thousand Dollars ($25,000).

          (e) The Company is not now subject to any Material asserted claim or lawsuit with respect to tax, environmental, Medicare and Medicaid fraud laws, third party reimbursement for the Company's Products or services or product liability matters, nor, to the best knowledge of Sellers, is there any basis for any Material claim to be made against the Company relating to any of such matters.

          (f) Neither any of the Sellers nor the Company is subject to any Material inquiry or dispute of any nature with the United States Department of Health and Human Services (Medicare), the New York State Department of Social Services (Medicaid), the New York State Deputy Attorney General for Medicaid Fraud Control, the New York State Department of Health, or any other federal, State or local governmental agency that regulates or has the authority to regulate the Company or Business of the Company which would have a Material adverse effect on the Company's financial condition. Neither any of the Sellers nor the Company is subject to any Material inquiry or dispute with any insurance company or other entity responsible for paying or administering reimbursement for Products and services of the Company and its Business.

     4.25 Company Employees. Schedule 4.25 attached hereto sets forth: (a) a complete list of all of the Company's employees and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, (d) categorization of each such person as a full-time or part-time employee of the Company and (e) a list of all ex-employees of the Company utilizing or eligible to utilize COBRA (health insurance). For purposes of this Section, "part-time employee" means an employee who is employed for an average of fewer than twenty-hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C.
Section 2102 et seq. Except as provided in Schedule 4.5, the Company has no employment agreements with its employees and all such employees are employed on an "at will" basis.

     4.26 Labor Relations. The Company is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate the Company's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Sellers, asserted labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company which Sellers' reasonably believe will result in litigation. There is no pending or, to the best knowledge of Sellers, asserted, suit, action, investigation or claim between the Company and any present or former employee(s) of the Company which Sellers' reasonably believe will result in litigation. There has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company's employees within the last three years.

     4.27 WARN Act. Since ninety (90) days prior to the date hereof, the Company has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER.

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers that as of the date of this Agreement:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to conduct business and is in good standing in each of the jurisdictions in which it conducts business where the failure to be so qualified would have a material adverse effect on Buyer's business or assets.

     5.2 Compliance with Law. There are no licenses, permits, approvals, registrations, qualifications, certificates or other authorizations including those of any governmental authority, court or regulatory body, that are required to be obtained by Buyer in order to permit Buyer to execute and deliver and consummate and perform the transactions contemplated by this Agreement and the Related Agreements to which Buyer is a party

     5.3 Authority and Compliance.

          (a) Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Related Agreements by Buyer has been duly authorized and approved by all requisite corporate action on the part of the Buyer. This Agreement and each of the Related Agreements to be executed by Buyer constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and the delivery of this Agreement and the Related Agreements and the consummation and performance by Buyer of the transactions contemplated thereby will not: (i) violate the Certificate of Incorporation or By-Laws of Buyer; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Buyer is a party or by which Buyer is bound or (iii) give any third party the right under any instrument, agreement, mortgage, judgment, order, award or decree to terminate, modify or otherwise change the rights or obligations of Buyer under such instrument, agreement, mortgage, judgment, order, award or decree.

     5.4 No Finder. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     5.5 Legal Proceedings, Etc.

          (a) Buyer is not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency which would adversely affect the ability of the Buyer to execute, deliver and carry out its obligations under this Agreement and the Related Agreements or have a material adverse effect on Buyer's business. There are no claims or actions pending, or to Buyer's best knowledge, threatened in writing against Buyer before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by Buyer pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against Buyer, would have a material adverse effect upon the ability of Buyer to carry out its obligations under this Agreement or any Related Agreement or have a material adverse effect on Buyer's business.

          (b) Buyer has not received written notice of any claim for any action or proceeding, against Buyer (or any officer, director, employee, agent of Buyer) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities
     Act).

          (c) Buyer has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging current business or patients with, to or for Buyer, which action could have a material adverse effect on the business of Buyer. None of Buyer's current contracts and no current activity of Buyer violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of Buyer's current contracts and no current activity of Buyer violates provisions of applicable state law relating to the corporate practice of medicine in any material respect.

     5.6 No Omissions or Untrue Statements. To Buyer's knowledge, without having made any investigation, no representation or warranty made by Buyer in this Agreement (including the Exhibits and Schedules hereto) or in any Certificate or other instrument furnished or to be furnished by Buyer to Sellers pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading and which would have a material adverse effect on Buyer.

     5.7 Absence of Certain Events. To Buyer's knowledge without undertaking any inquiry, since March 31, 1996, Buyer has not, other than in the ordinary course of business consistent with past practices:

          (a) incurred or discharged any liabilities, except for (i) indebtedness to The Bank of New York and (ii) the settlement of the Adams litigation;

          (b) except as required in connection with the transactions contemplated by this Agreement, transferred any of its assets or properties;

          (c) subjected any of its assets to any encumbrance, except security interests granted in favor of The Bank of New York;

          (d) made or suffered any amendment or termination of any Material contract, or waived any Material debts, claims or rights, including intellectual property rights, except in connection with the settlement of the Adams litigation;

          (e) suffered any Material damage to its tangible assets, destruction or casualty loss;

          (f) suffered any labor trouble involving any union or other group of employees or suffered the loss of any key employee;

          (g) increased the salaries, benefits or other compensation of, or made any advance or loan to, any of its officers or employees of the Company;

          (h) made any capital expenditure or capital addition or betterment (including any capitalized lease transaction), other than the construction currently being undertaken at its Mt. Vernon, New York, facility;

          (i) changed any of the accounting practices followed by it;

          (j) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (i) above or

          (k) suffered any change to its business which, either individually or in the aggregate, had or will have a material adverse effect on Buyer's financial condition.

     5.8 Taxes. Buyer has timely filed all local, state and federal tax returns required to be filed by it as of the date of this Agreement and has paid all taxes shown as due on such tax returns.

     5.9 Business Operations.

          (a) To Buyer's knowledge, without undertaking inquiry, Buyer has all permits, licenses and other authorizations necessary for the operation of its business as currently conducted. To Buyer's knowledge without undertaking any inquiry, its business is currently conducted in compliance with all applicable laws, rules and regulations, and all applicable statements and reports required to be filed by law as to which its Business is currently subject have been filed by Buyer. Buyer is not in violation of any applicable federal, State or local laws, rules or regulations, which singly or in the aggregate would have a material adverse effect on its business or Buyer. To Buyer's knowledge, without undertaking any inquiry, Buyer currently conforms with all policies, procedures, contracts, laws, rules and regulations with respect to reimbursement from any source, including governmental sources (including without limitation Medicare and Medicaid), third party payors and individual payors. Buyer has not made any payment or other inducement to any individual or entity in return for buying, leasing or renting, using or ordering products or services from Buyer, or in return for referring or influencing another individual or entity to buy, lease or rent, use or order products or services from Buyer, which arrangement is in effect on the date hereof. Buyer has not received any payment or other inducement from any individual or entity in return for buying, leasing or renting, using or ordering products or services from any health care provider or in return for referring or influencing another individual or entity to buy, lease or rent, use or order products or services from any health care provider, which arrangement is in effect on the date hereof.

          (b) To Buyer's knowledge and without undertaking any inquiry, (i) each employee of Buyer who Buyer employs as a licensed respiratory therapist has all licenses and permits required for each such employee to perform such employee's designated functions and duties for Buyer in connection with conducting its business, and there exists no waivers or exemptions relating thereto and (ii) there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such licenses and permits.

          (c) Buyer is duly accredited by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") to operate and conduct the Business.

     5.10 Medicare, Medicaid and Other Third-Party Payors.

          (a) Buyer participates in the Programs. To Buyer's knowledge, without undertaking any inquiry, Buyer is in compliance in all material respects with all of the terms, conditions and provisions of its Program Agreements.

          (b) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by Buyer. There are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements with respect to the Programs. Buyer has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has Buyer received written notice of any pending or threatened decertification or other loss of participation in any of the Programs.

          (c) Buyer currently has contractual arrangements with Blue Cross and other third party payors. Buyer is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

          (d) All liabilities and contractual adjustments of the Buyer under any third party payor or reimbursement programs in excess of Twenty-Five Thousand Dollars ($25,000) individually have been properly reflected and adequately reserved for in Buyer's audited Financial Statements.

          (e) Buyer is not now subject to any Material asserted claim or lawsuit with respect to tax, environmental, Medicare and Medicaid fraud laws, third party reimbursement for Buyer's products or services or product liability matters, nor, to the best knowledge of Buyer, is there any basis for any Material claim to be made against Buyer relating to any of such matters.

          (f) The Buyer is not subject to any Material inquiry or dispute of any nature with the United States Department of Health and Human Services (Medicare), the New York State Department of Social Services (Medicaid), the New York State Deputy Attorney General for Medicaid Fraud Control, the New York State Department of Health, or any other federal, State or local governmental agency that regulates or has the authority to regulate Buyer or its business which would have a material adverse effect on Buyer's financial condition. Buyer is not subject to any Material inquiry or dispute with any insurance company or other entity responsible for paying or administering reimbursement for products and services of Buyer and its business.

     5.11 Labor Relations. Buyer is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Buyer to compensate Buyer's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Buyer, asserted labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Buyer and any present or former employee(s) of Buyer which Buyer reasonably believe will result in litigation. There is no pending or, to the best knowledge of Buyer, asserted, suit, action, investigation or claim between Buyer and any present or former employee(s) of Buyer which Buyer reasonably believe will result in litigation. There has not been any labor union organizing activity at any location of Buyer, or elsewhere, with respect to Buyer's employees within the last three years.

ARTICLE 6 CLOSING PROCEDURES.

     Subject to the fulfillment of the conditions precedent specified the following will occur:

     6.1 Closing Date. The Closing shall take place at the offices of Buyer simultaneous to the execution of this Agreement.

     6.2 Closing Deliveries of Sellers. Simultaneous to the execution of this Agreement, Sellers shall deliver to Buyer the following:

          (a) Stock certificates evidencing the Shares (or affidavits of lost stock certificates in form acceptable to Buyer) and such stock powers and other instruments as are necessary or reasonably desirable to vest in Buyer all right, title and interest in and to the Shares;

          (b) all of the documents, Related Agreements, instruments and opinions required to be delivered by Sellers to Buyer under this Agreement;

          (c) A list certified by an officer of the Company setting forth the names of all of the officers and directors of the Company;

          (d) The minute books, stock ledgers and other similar corporate records of the Company;

          (e) Copies of the final tax returns of Metropolitan Home Care Services, Inc., Metropolitan Respirator Service of New Jersey, Inc. and Home Diagnostic Services, Inc and an undertaking to promptly file such returns and to file with the appropriate Secretary of State Certificates of Dissolution for such corporations as soon as practicable, or an undertaking to provide such copies as soon as possible, if not available at the closing. Certified copies of such Certificates of Dissolution will be delivered by Sellers to Buyer promptly after being obtained by Sellers;

          (f) The opinion of Gardner & Weiss, counsel for the Company, dated the Closing Date, reasonably satisfactory in form and substance to Buyer;

          (g) Each of the Related Agreements to which Sellers are a party, duly executed and delivered by Sellers;

          (h) All documents and instruments required to effect the change of control over the Company's bank accounts, money market accounts and safe deposit box to Buyer;

          (i) A copy of the Company's liability insurance policy in effect as of the date hereof and satisfactory evidence of the payment of all premiums due thereon through the date hereof, which insurance provides coverage for the Company of at least $1,000,000.00 for personal injury and/or property damage resulting from the Company's products and related services sold, leased or distributed prior to the date hereof;

          (j) Investor suitability letters in the form attached hereto as
     Exhibit 6.2(j);

          (k) The March 31 Compilation;

          (l) Certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any, and

          (m) Certified copies of the Company's Certificate of Incorporation and By-Laws.

     6.3 Closing Deliveries of Buyer. Simultaneous to the execution of this Agreement, Buyer shall deliver to Seller the following:

          (a) Certified checks or wire transfers in the aggregate amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) to Fargnoli, Rocco and Burdi, as provided in Section 2.2(a);

          (b) The Notes;

          (c) The return of the personal guarantees issued by Fargnoli,and Rocco guaranteeing the Outstanding Debt, to be delivered to Fargnoli and Rocco no later than May 31, 1997;

          (d) Copies of resolutions duly adopted by Buyer's Board of Directors authorizing the transactions contemplated hereby, certified by the Secretary of Buyer as being true, complete and in effect as of date hereof;

          (e) The opinion of Nordlicht & Hand, counsel for Buyer, dated the Closing Date, reasonably satisfactory in form and substance to Sellers and

          (f) Each of the Related Agreements to which Buyer is a party, duly executed and delivered by Buyer.

ARTICLE 7 ENVIRONMENTAL MATTERS.

     7.1 Definitions.

          (a) "Company's Facilities" shall mean the Facilities and all other real property owned, leased or occupied by the Company at any time prior to the Closing.

          (b) "Environmental Condition" shall mean the presence of Hazardous Materials at the Company's Facilities which requires removal, remediation, or corrective action pursuant to standards established under applicable Environmental Laws or orders or other directives from any local, state or federal government agency.

          (c) "Environmental Laws" shall mean any applicable laws relating to or imposing liability or standards of conduct concerning hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, radiation, wetlands, endangered species, environmental permitting and petroleum products, whether now in effect or becoming effective at any time after the date hereof, including but not limited to those dealing with public health and safety and the protection of the environment, such as the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. 4321 et seq., as amended; the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., as amended; the Occupational Safety and Health Act, 29U.S.C. 651 et seq., as amended; the Resource Conservation and Recovery Act, as amended; all New York State, county and local laws and ordinances relating to environmental, health and safety matters; and all rules and regulations promulgated pursuant to such federal, State, county and local laws and ordinances.

          (d) "Hazardous Material" means any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, including, but not limited to, any chemical products, petroleum substances, PCBs, asbestos, urea formaldehyde, ammonia, nitrates, semi-volatile or purgeable organic, flammable explosives, radioactive materials, hazardous waste, metals or other materials or substances defined as or included in the definition of substances defined as "hazardous substances," "hazardous materials," "solid waste," "hazardous waste," "toxic substances" or analogous definitions under any Environmental Law.

          (e) "Material Compliance" means compliance which is not reasonably likely to produce any material adverse change in or effect on the operations, properties or condition (financial or otherwise), assets or liabilities of the Company and which would not result in civil or criminal liability to the Buyer, the Company or any individual.

     7.2 Environmental Representations and Warranties. Sellers represent and warrant that:

          (a) To Sellers knowledge, without undertaking any inquiry, there have been no studies, reports, notices, orders, warnings or similar documents undertaken or created analyzing, describing or otherwise relating to Environmental Conditions or activities at the Company's Facilities;

          (b) To Sellers' knowledge, without undertaking any inquiry, there has been no spill, discharge, burial, release, seepage or infiltration of any Hazardous Material at, on or from the Company's Facilities in amounts which exceed reportable thresholds under applicable Environmental Laws;

          (c) To Sellers' knowledge, without undertaking any inquiry, there have not been any underground or aboveground storage tanks at the Company's Facilities during the times such facilities were owned or occupied by the Company;

          (d) To Sellers' knowledge, without undertaking any inquiry, there is no condition at the Company's Facilities which could cause the imposition of a lien or assessment of penalties against the Company or any of the Company's assets or which could require remediation under any Environmental Law;

          (e) To Sellers' knowledge, without undertaking any inquiry, the Company has all federal, state and local permits, approvals and authorizations related to environmental matters required by applicable Environmental Laws to operate the Facility in the manner conducted prior to the date hereof;

          (f) To Sellers' knowledge, without undertaking any inquiry, the handling and disposal of all Hazardous Materials used or produced by the Company has been conducted in Material Compliance with all applicable Environmental Laws and

          (g) The Company has not received any written notice that its activities fail to comply in any respect with any Environmental Law.

     7.3 Application of Article 9 . The indemnification provisions of Article 9 hereof shall be applicable in the event of any breach of Sellers' representations and warranties under Section 7.2 above.

ARTICLE 8 CERTAIN COVENANTS OF THE PARTIES

     8.1 Third Party Consents. To the extent the transactions contemplated hereby will constitute an assignment of the Company's rights under any agreement, contract, lease or other property which requires the consent of any person not a party to this Agreement,and the parties jointly agree to close without having previously obtained such consent, Sellers will use their best efforts to obtain such consent as soon as practicable following the closing, unless such obligation is waived in writing by Buyer.

     8.2 Medicare and Medicaid Reporting. Subject to the limitations on Sellers' indemnification obligations set forth in Section 9.5 hereof, Sellers shall assume and be responsible for any Material liability incurred by the Company as a result of the actual improper filing of all reports and claims of every kind, nature or description required by law or by written or oral contract to be filed with respect to the purchases of services by third party payors, including, without limitation, Medicare, Medicaid and Blue Cross. In addition, if any Material adverse adjustments or offsets regarding operations of the Company on or after the date hereof are the result of the willful acts of omissions, or gross negligence, of the Company, Sellers, and/or the Company's employees, representatives and agents on or prior to the date hereof, Sellers shall also be responsible for such adjustments and offsets(subject to the limitations set forth in Section 9.5).

     8.3 Cooperation. Buyer and Sellers shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file the notifications and other filings required by applicable law in connection with the transactions described in this Agreement, to seek to obtain all necessary consents and approvals from lenders, lessors and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution, consummation and performance of this Agreement.

     8.4 Confidentiality. Sellers shall keep all financial, technical and other information concerning the Company known to them strictly confidential and shall not disclose any of such information to any third party, except in connection with (i) disclosure of information which is generally known by others engaged in activities similar to the Company or which has been publicly disseminated through no fault of Sellers, (ii) information necessary for the preparation of Sellers' tax returns and responses to any audits or inquiries of tax regulatory authorities and (iii) disclosure of information which is compelled by operation of law, provided that in each case, Sellers will deliver written notice to Buyer before making any such disclosure. Sellers shall use reasonable efforts to ensure that such information is not used or disclosed by any other persons or entities except as permitted by this Agreement. Sellers acknowledge the competitive value and confidential nature of such information and the damage that would result to Buyer and the Company if such information is disclosed to a third party or used by Sellers in violation of this Agreement. Accordingly, Sellers agree that both injunctive relief and monetary relief, alone or in combination, are appropriate remedies for any breach of this Section 8.4 by Sellers or their advisors.

     8.5 Insurance. Buyer will cause the Company to maintain no less then its current insurance coverage so long as Sellers are subject to the provisions of
Article 9 hereof.

     8.6 Automobile. Title to the 1994 Lexus currently used by Fargnoli is being simultaneously transferred to Fargnoli by the Company.

ARTICLE 9 INDEMNIFICATION.

     9.1 Indemnification of Buyer. Subject to the provisions of Section 9.5 hereof, from and after the date hereof, Sellers shall each jointly and severally defend, indemnify and hold harmless Buyer from and against:

          (a) any and all Material obligations of the Company which are not disclosed in this Agreement or the Financial Statements or the March 31, 1997 Compilation;

          (b) any and all damages, losses and liabilities resulting from or relating to the Company and/or Operational Matters arising on or prior to the Closing Date, (including claims made after the Closing Date which relate to matters or events in existence or which arose prior to the Closing Date), including, without limitation, all liabilities arising from the provision, shipment, sale, lease or rental prior to the Closing Date of Products and services of the Company, whether accrued, absolute, contingent or otherwise;

          (c) excluding what is covered by Sections 9.1(a) and 9.1(b) above, any and all damages, losses and liabilities whatsoever resulting from any misrepresentation or nonfulfillment of any covenant or agreement on the part of Sellers hereunder, under any certificate or other instrument furnished or to be furnished under this Agreement, and

          (d) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) arising out of or incident to any of the foregoing.

     9.2 Indemnification of Sellers. From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Sellers from and against:

          (a) any and all obligations of the Company disclosed in this Agreement or the Financial Statements or the March 31, 1997 compilation;

          (b) any and all damages, losses and liabilities resulting from or relating to the Company and/or Operational Matters arising after the Closing Date including, without limitation, all liabilities arising from the provision, shipment, sale, lease or rental after the Closing Date of Products, and services of the

     Company (excluding liabilities arising from or relating to the service, maintenance and repair of Products on or prior to the Closing Date), whether accrued, absolute, contingent or otherwise;

          (c) excluding what is covered by Sections 9.2(a) and 9.2(b) above, any and all damages, losses and liabilities whatsoever resulting from any misrepresentation or any breach of any warranty or nonfulfillment of any covenant or agreement on the part of Buyer hereunder, under any certificate or other instrument to be furnished under this Agreement, or under any of the Related Agreements and

          (d) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) arising out of or incident to any of the foregoing;

          (e) any and all other obligations of the Company which Sellers are not responsible for pursuant to the terms of this Agreement;

          (f) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) arising from Fargnoli's and Rocco's personal guarantees of the Outstanding Debt; and

          (g) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) resulting from a litigation commenced against any Seller by Prince arising from the execution of this Agreement or the consummation of the transactions contemplated hereby.

     9.3 Indemnification Procedures Involving Only Sellers and Buyer. Any party to this Agreement asserting a claim for indemnification in connection with this Agreement shall proceed as follows:

          (a) Notice. The party asserting the claim shall so notify the other party in writing, setting forth the provision of this Agreement under which the claim is made, and in reasonable detail the grounds therefor. The date on which such notice is sent is the "Notice Date."

          (b) Good Faith Discussions. Within ten (10) days after the Notice Date, the parties shall meet, either in person or by telephone, for the purpose of resolving the claim. Both parties agree that they will meet and negotiate in good faith for this purpose. Such discussions and negotiations shall be conducted in accordance with the provisions for dispute resolution set forth in Section 10.9(a) and (b).

     9.4 Certain Procedures Regarding Indemnification of Third Party Claim, Etc. All claims for indemnification under this Agreement shall be made as follows: In the event a claim or demand is made by a third party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount (the "Claim Notice"). The Indemnitee shall be responsible for handling the defense of such matter. The Indemnitee shall keep the Indemnitor informed of all material developments in such matter and will permit the Indemnitor (at Indemnitor's sole cost and expense) to participate in settlement negotiations or the defense of any matter for which the Indemnitor is liable hereunder through counsel chosen by the Indemnitor. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitee's defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights the Indemnitee may have against the Indemnitor or any third party.

     9.5 Limitations on Indemnity.

          (a) The aggregate liability of Sellers for all claims made against it under this Agreement for indemnification for Operational Matters will be Nine Hundred Thousand ($900,000), provided that if the reason for such liability is the commission of fraud by any Seller or by the Company prior to the Closing, there shall be no limit on the amount of Sellers' indemnification obligations hereunder, provided that only those Sellers who are responsible for the commission of the fraud shall be liable to Buyer hereunder for losses and liabilities resulting from the commission of the fraud. Claims by Buyer for indemnification for Operational Matters may not be made after the first anniversary of the Closing.

          (b) With respect to (i) taxes owed by Sellers or the Company (including matters relating to Employee Benefit Plans) and

     (ii) medicare and medicaid regulatory matters. Without limiting the generality of the foregoing, claims for breaches of the representations and warranties of Sellers set forth in Sections 4.7(c), 4.14, 4.17 and 4.24, above, are excluded from the limitations on indemnification set forth above, and shall be treated pursuant to this Section 9.5(b). Claims by Buyer for indemnification for the matters covered in this Section 12.5(b) may not be made after the third anniversary of the Closing. Sellers shall have no liability for any claim of the type described in this Section 9.5(b) under which the total liability is less than Twenty Five Thousand Dollars ($25,000) and will have no liability for the first Twenty Five Thousand Dollars ($25,000) of any claim under this Section 9.5(b) under which the total liability exceeds Twenty Five Thousand Dollars ($25,000); provided, however, that if more than four claims in excess of Twenty Five Thousand Dollars ($25,000) arise under this Section 9.5(b), commencing with the fifth claim, Sellers will be responsible for the full amount of the claim, subject to the other limitations set forth in this Section 9.5.

          (c) With respect to any matter which results in litigation, arbitration or other proceedings involving either the Company or Buyer, Sellers shall have no liability for any settlement or award of any court, arbitrator, agency or other tribunal against Buyer or the Company for any matter under which Buyer is entitled to indemnification under this Agreement unless the total award against Buyer or the Company exceeds Ten Thousand Dollars ($10,000) and Sellers will have no liability for the first Ten Thousand Dollars ($10,000) of any claim for indemnification under this
     Section 9.5(c) pursuant to which the total liability of Buyer or the Company exceeds Ten Thousand Dollars ($10,000); provided, however, that if more than four litigations or other proceedings result in awards against Buyer and/or the Company in excess of Ten Thousand Dollars ($10,000), commencing with the fifth such award, Sellers will be responsible for the full amount of the claim, subject to the other limitations set forth in this Section 9.5. With respect to legal fees and expenses incurred by the Company and/or Buyer in defending, negotiating a settlement or investigating such matters, Sellers will be responsible for and will reimburse Buyer for the first Twenty Five Thousand Dollars ($25,000) of such fees and expenses for each of the first four proceedings brought against the Company and/or Buyer, with Buyer paying the remainder of such expenses. Commencing with the fifth such proceeding, Buyer shall be responsible for One Hundred Percent (100%) of such legal fees and expenses. Claims by Buyer for indemnification for matters covered in this Section 9.5(c) may not be made after two years from the date hereof. For the purpose of clarification, if Buyer receives notice of a litigation or other legal proceeding during such two year period and notifies Seller of its intent to seek indemnification for such claims pursuant to this Section 9.5(c), Sellers will be fully responsible for any award and legal fees incurred by Buyer to the extent described in this Section, whether or not the award is paid and fees paid during the two year period, or thereafter. However, Sellers will not have any liability for litigation or other legal proceedings commenced after the termination of the two year period.

          (d) A basket of up to Six Hundred Fifty Thousand Dollars ($650,000) (the "Basket") shall apply to the all claims for indemnification ultimately resolved to be owed to Buyer hereunder, except for claims arising from the commission of fraud by the Company or any Seller, to which the Basket will not apply. The Basket is subject to reduction for all expenses related to the Company's pension plan and the legal, accounting and other professional fees of Sellers which are paid by Buyer. In addition, to the extent that the Outstanding Debt exceeds Eight Hundred Thousand Dollars ($800,000) and is not otherwise paid by Sellers, the excess amount shall also be deducted from the Basket. In the event that there are insufficient funds remaining in the Basket for Sellers to use, Sellers will have the right to use a second basket of the Two Hundred Thousand Dollars ($200,000) for claims covered by Section 9.5(b) and 9.5(c).

          (e) Notwithstanding anything else herein to the contrary, the liability of each of the Sellers with respect to any matter for which Sellers are required to indemnify Buyer hereunder shall be limited to the a percentage based on the total percentage of the Purchase Price paid to each Seller, as follows: Fargnoli, 42.85714%, Rocco, 46.66666% and Burdi, 10.47619%. For example, if, after application of all thresholds and the Basket provided for herein, Sellers are required to indemnify Buyer for a $100,000 liability, such liability will be divided among Sellers as follows: Fargnoli, $42,857.14, Rocco, $46,666.66 and Burdi, $10,476.19.

          (f) Notwithstanding anything else herein to the contrary, Sellers will have no responsibility for any matter which is fully covered by the Company's or Buyer's insurance.

          (g) Notwithstanding anything else herein to the contrary, Buyer will not seek indemnification from Sellers for any matter which Buyer has been advised in writing prior to the date hereof might constitute a misrepresentation, breach of warranty or breach of covenant by any Seller, or which Buyer, in the course of its due diligence acting in good faith, has discovered and failed to disclose to Sellers.

          (h) Notwithstanding anything else herein to the contrary, while the parties believe that the Stockholders Agreement is of no further force and effect, if there is a breach of any representation or covenant of Sellers hereunder or as a result of any circumstances arising out of the Stockholders Agreement, Buyer will not seek indemnification hereunder from Sellers for such breach.

     9.6 Application of Notes. In the event Sellers have any obligation to indemnify Buyer under this Article 9 after the application of all thresholds and the Basket, Buyer will be entitled to and agrees to first offset amounts due Sellers under the notes against Sellers' indemnification obligations hereunder.

ARTICLE 10 MISCELLANEOUS MATTERS.

     10.1 Survival of Representations and Warranties. All representations and warranties shall survive the Closing for the time periods applicable pursuant to
Section 9.5 hereof.

     10.2 Further Assurances; Access to Records. At any time and from time to time after the date hereof, at the request of Buyer and without further consideration, Sellers shall execute, acknowledge and deliver all such further documents, and shall do and perform all such further acts and deeds, as may reasonably be requested to more effectively vest in Buyer the rights and benefits intended to be conferred hereby and to consummate more effectively the transactions contemplated hereby. Buyer shall make available to Sellers after the date hereof such records regarding the Company as Seller may require for the purposes set forth in Section 8.4.

     10.3 Mail. After the date hereof and for a period of one year thereafter, Buyer shall remit to Sellers all mail and other communications received by Buyer that does not relate to the Company, and Sellers shall remit to Buyer all mail and other communications received by Sellers that relates to the Company.

     10.4 Changes, Waivers. This Agreement may not be changed in any manner except by a written agreement signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     10.5 Expenses, Etc. Buyer and Sellers shall be responsible for and bear all of its or their own costs and expenses (including without limitation attorneys' fees and costs, accountants' fees and costs and other professionals' fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the proposed transactions described in this Agreement; provided that Sellers shall have the option of requiring Buyer to pay such professional fees, in which case such payment shall be deducted from the Basket as described in Section 9.5 above. Sellers shall be responsible for the purchase of any stock transfer stamps and payment of any assignment, recording or filing fees triggered by or imposed upon the transactions contemplated by this Agreement. No broker's, finder's or similar fees shall be payable in connection with the proposed transactions described in this Agreement, except as set forth in Section 4.10, and each party to this Agreement shall indemnify the other parties hereto with respect to any such fees.

     10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of such counterparts together shall be deemed to be one and the same instrument.

     10.7 Contents of Agreement; Parties in Interest; Assignment, Etc.

          (a) This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. All previous agreements, promises, representations, commitments and understandings, whether verbal or written, between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any Related Agreement.

          (b) This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

     10.8 Conflict with Related Agreements. In the event that the terms of this Agreement conflict with the terms of any of the Related Agreements, the terms of this Agreement shall govern.

     10.9 Dispute Resolution.

          (a) Good Faith Negotiation. In the event of any controversy, claim or dispute, the party initiating the controversy, claim or dispute shall provide to the other party a written notice containing a brief and concise statement of the matter, together with relevant supporting facts. During a period of sixty (60) days or such longer period as mutually agreed, the parties shall attempt to settle the matter by good faith negotiation. Such efforts shall include, but not be limited to, full presentation by each party of its claims, with or without counsel, with the presentation of Sellers to be made to the Chief Executive Officer of Buyer.

          (b) Outside Decisionmaker. If efforts under Section 10.9(a) are not successful, the dispute shall be referred to an outside decisionmaker. Such decisionmaker shall be a person reasonably acceptable to Buyer and a majority of Sellers. If the parties cannot agree on one person, then each shall select one person and those two individuals shall hear the claim. If they cannot arrive at a unanimous decision, then they shall select a third person who shall act independently. The decision of the outside decisionmaker(s) shall not be binding on the parties, but shall be used as a basis for resolving disputes prior the institution of litigation. In any case, the outside decisionmaker(s) shall be required to render a decision on the claim in writing within thirty (30) days of being retained for this purpose by either party, or sixty (60) days if a third person is necessary. The costs and expenses of this decisionmaker shall be shared equally by the parties. Failure to comply with Sections 10.9(a) and 10.9(b) with respect to any controversy, claim or dispute shall be an absolute bar to the institution of any litigation or other proceeding.

          (c) In the event any action is required to enforce the terms of this Agreement, the unsuccessful party in such action shall reimburse the prevailing party for all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party.

     10.10 Receipt of Monies or Other Assets. If any monies or other assets are received by Sellers or Buyer to which the other party is entitled in accordance with the terms of this Agreement, such party shall hold such monies or assets in trust and shall promptly notify and account therefor to the other within fifteen
(15) days of receipt.

     10.11 Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of masculine or any other pronoun herein when referred to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

     10.12 Schedules. The Schedules and Exhibits to this Agreement shall be construed with and as an integral party of this Agreement to the same extent as if the same had been set forth verbatim herein.

     10.13 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of a nationally recognized overnight courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

          If to Buyer:
               Mr. Alan T. Sheinwald
               President and Chief Executive Officer
               Community Care Services, Inc.
               18 Sargent Place
               Mount Vernon, New York 10550
               FAX: 914-665-9063

          With a required copy to:
               Ira S. Nordlicht, Esq.
               Nordlicht & Hand
               645 Fifth Avenue
               New York, New York 10022
               FAX:  212-421-0499

          If to Sellers:
               Mr. Donald Fargnoli
               4 Martine Avenue
               White Plains, New York 10606

               Mr. Louis Rocco
               34 Devon Road
               Rockville Centre, New York 11570

               Mr. Saverio D. Burdi
               100 Cleveland Avenue
               Rockville Centre, New York 11570

          With required copies to:
               Kenneth H. Gardner, Esq.
               Gardner & Weiss
               100 Park Avenue
               New York, New York 10017
               FAX: 212-818-0477

               Michael J. Comerford, Esq.
               1225 Franklin Avenue, Suite 475
               Garden City, New York 11530
               FAX: 516-248-8907

All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing a facsimile transmission was received or five (5) days after being mailed in the manner provided above.

     10.14 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


                                      /s/  Donald Fargnoli
                                      -----------------------------
                                      Donald Fargnoli


                                      /s/  Louis Rocco
                                      -----------------------------
                                      Louis Rocco


                                      /s/  Saverio D. Burdi
                                      ------------------------------
                                      Saverio D. Burdi



                                      COMMUNITY CARE SERVICES, INC.


                                      By:  /s/  Alan T. Sheinwald
                                           --------------------------------
                                           Alan T. Sheinwald
                                           President and Chief Executive Officer

                                    SCHEDULES

Schedule 1.14             Facility Leases
Schedule 1.23             Products
Schedule 2.2(a)           Allocation of Purchase Price
Schedule 2.2(c)           Allocation of Purchase Shares
Schedule 4.1(a)           Subsidiaries
Schedule 4.1(b)           Share Ownership
Schedule 4.2              Consents and Approvals (Sellers)
Schedule 4.4(a)           Machinery and Equipment
Schedule 4.4(c)           Leases of Tangible Personal Property
Schedule 4.4(d)           Inventory
Schedule 4.4(i)           Accounts Receivable
Schedule 4.4(j)           Records
Schedule 4.5              Contracts
Schedule 4.7(a)           Litigation
Schedule 4.8              Customers
Schedule 4.9              Suppliers
Schedule 4.11(g)          Compensation and Benefits
Schedule 4.11(i)          Change in Accounting Procedures
Schedule 4.16             Bank Accounts
Schedule 4.17(a)          Licenses and Permits
Schedule 4.19(b)          Liabilities
Schedule 4.20             Employee Benefit Plans
Schedule 4.22             Relationships
Schedule 4.25             Employees

                                    EXHIBITS

Exhibit 2.1(b)(i) Non-Negotiable Convertible Promissory Note of Community Care Services, Inc. in favor of Donald Fargnoli.

Exhibit 2.1(b)(ii)   Non-Negotiable Convertible Promissory Note of Community
                     Care Services, Inc. in favor of Louis Rocco.

Exhibit 3.1(a) Employment Agreement between Community Care Services, Inc. and Donald Fargnoli

Exhibit 3.1(b) Employment Agreement between Community Care Services, Inc. and Louis Rocco

Exhibit 3.1(c) Employment Agreement between Community Care Services, Inc. and Saverio D. Burdi

Exhibit 3.2(a) Non-Competition Agreement between Community Care Services, Inc. and Donald Fargnoli

Exhibit 3.2(b) Non-Competition Agreement between Community Care Services, Inc. and Louis Rocco

Exhibit 3.2(c) Non-Competition Agreement between Community Care Services, Inc. and Saverio D. Burdi

Exhibit 3.3          Form of Confidentiality Agreement

Exhibit 6.2(j)       Form of Investor Suitability Letter

                                 SCHEDULE 1.14
                                FACILITY LEASES

Facility leases between Metropolitan Home Care Service, Inc
And:

Frank & Claudio Iodice
3847 - 3849 Boston Road
Bronx, NY

Fred & James Filomio
3855 Boston Road
Bronx, NY

Bobron Bros.
87 Forest Avenue
Glen Cove, NY

                                  SCHEDULE 1.23

                                    PRODUCTS

See Schedule 4.4(d)

                                 SCHEDULE 2.2(a)

                          ALLOCATION OF PURCHASE PRICE


Donald Fargnoli                             $  970,598

Louis Rocco                                 $1,063,502

Saverio D. Burdi                            $  765,900

                                 SCHEDULE 4.1(a)

                                  SUBSIDIARIES


Metropolitan Home Care Services, Inc.

Metropolitan Respirator Services of New Jersey, Inc.

                                 SCHEDULE 4.1(b)

                                 SHARE OWNERSHIP


Donald Fargnoli                                   22.5

Louis Rocco                                       24.5

Saverio D. Burdi                                   5.5

                                  SCHEDULE 4.2

                             CONSENTS AND APPROVALS


None